As filed with the Securities and Exchange Commission on November 7, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOIS INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4855709
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Corporate Boulevard, N.W., Suite 306, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

VOIS Inc. 2002 Stock Plan (as amended)
(Full title of plan)

Mr. Gary Schultheis
President and Chief Executive Officer
VOIS Inc.
2200 Corporate Boulevard, N.W.
Suite 306
Boca Raton, Florida 33431
(Name and Address of agent for service)

(561) 948-4193
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.001 per share (2)	2,565,000	$6.95	$17,826,750	$547
Common stock, par value $0.001 per share (2)(3)	435,000	$5.25	$2,283,750	71
	3,000,000			$618

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the registrant's common stock as reported on the OTC Bulletin Board on November 6, 2007.

(2) Pursuant to Rule 416, there are also being registered such additional and indeterminable number of shares of common stock as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(3) Represents shares of common stock issuable upon the exercise of outstanding options with an exercise price of $5.25 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 3,000,000 shares of common stock pursuant to our 2002 Stock Plan, as amended (the "Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

PROSPECTUS

Item 2.  Company Information and Employee Plan Annual Information

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to VOIS Inc. at our principal office at 2200 Corporate Boulevard, N.W., Suite 306, Boca Raton, Florida 33431, telephone number (561) 948-4193.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal offices are located at 2200 Corporate Boulevard, N.W., Suite 306, Boca Raton, Florida 33431, telephone number (561)948-4193. Our fiscal year end is September 30. Information which appears on our web site is not part of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

REOFFER PROSPECTUS

VOIS INC.

3,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement which registers an aggregate of 3,000,000 shares of common stock issued or issuable from time-to-time under the VOIS 2002 Stock Plan, as amended (the "Plan").

This prospectus also covers the resale of shares granted under the Plan by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

We will not receive any proceeds from sales of shares by selling security holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is November 7, 2007.

When used in this prospectus, the terms “VOIS,” " we," "our," and "us" refers to VOIS Inc., a Delaware corporation. The information which appears on our web site not part of this prospectus.

All per share information contained in this prospectus gives effect to a one for seventy-five (1:75) reverse stock split effective November 2, 2006.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006,

•	Quarterly Report on Form 10-QSB for the three months ended March 31, 2007,

•	Current Report on Form 8-K as filed on June 4, 2007,

•	Quarterly Report on Form 10-QSB for the six months ended June 30, 2007,

•	Current Report on Form 8-K as filed on September 25, 2007,

•	Current Report on Form 8-K/A as filed on September 28, 2007,

•	Current Report on Form 8-K as filed on October 25, 2007, and

•	Current Report on Form 8-K as filed on November 1, 2007.

In addition, all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 2200 Corporate Boulevard, N.W., Suite 306, Boca Raton, Florida 33431, telephone number (561) 948-4193.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.

THE COMPANY

Overview

We are a social network located at domain name www.vois.com connecting our members together both socially and economically. We offer an online user-generated Web site and plan to eventually provide an expanding array of services to our users. Officially launched in November 2006, our goal is to become a leader in online networking for users ages 25 to 50 worldwide while at the same time enhancing our value to local and national advertisers who then will have the ability to target the specific demographic which contains the largest group of consumer spenders.

Our services are designed to provide members with an appealing online environment to allow them to be creative and interact with each other. On the VOIS social networking Web site, we enable members to locate and interact with acquaintances for free. The membership base and the extensive user generated content posted on VOIS’ Web site assists us in acquiring new members. This valuable content also brings existing members back to the VOIS sites, with a significant number of our members visiting our Web site on a recurring basis. Our advertising product offering consists of banner, button, and text-link advertisements that appear on pages within VOIS.

We are a development stage company. In February 2007, we acquired various assets from Vois Networking, Inc., a privately-held Florida corporation controlled by two of our directors and officers. Thereafter, we began developing a new line of business in connection with a Web 2.0 Internet social commerce networking site. We believe that the acquisition of such assets was congruent with our business direction and intentions to expand an online social commerce networking community with the adoption of a Web 2.0 business platform. Our revenues during fiscal 2007 are the result of advertising revenues derived through our relationship with Google AdSense, which currently provides our ad-serving technology infrastructure.

Following the purchase of assets, the Vois.com Web site was upgraded to the new look and feel. Other upgrades have also been implemented including the addition of an sCommerce component as well as a customize feature which allows members to customize their member page to their own individual tastes. Membership has grown steadily to approximately 60,000 members in October 2007. Vois.com, following the sites introduction and "Alpha" soft-launch in November 2006, was originally ranked as the 5,800,000th most visited Web site on the Internet. In October 2007 we were ranked the 13,618th most visited Web site in the world by Alexa.com, an Amazon.com company.

We intend to continue building our model based on a 2003 Goldman Sachs Research Papers entitled - Global Economics Paper No. 66: “The World Needs Better Economic BRIC’s” and Global Economics Paper No. 134 “How Solid are the BRICs?”. In the Goldman research reports, Goldman highlights the fastest growing nations and has dubbed them with the two acronyms BRIC’s and N-11. BRIC’s standing for (Brazil, Russia, India and China) representing the fastest growing economies and N-11 or what are being called the Next-11 representing the next 11 countries to emerge as future important economies such as Bangladesh, Egypt, Indonesia, Iran, Korea, Mexico, Nigeria, Pakistan, Philippines, Turkey and Vietnam. Due to the incredible growth rates of the BRIC economies, their combined GDP is predicted to overtake the combined GDP of the major developed economies of the US, Western Europe, and Japan in the next 40 years or less. According to the CIA World Factbook, the BRIC collective presently possesses more mobile phones and Internet users than in U.S., while the Internet News Agency reports that the BRIC middle class is expected to exceed 800 million in the next 10 years, a demographic larger than the United States, Western Europe and Japan combined.

Social networking growth is quickly becoming a worldwide phenomenon. By the end of 2007, Asia will account for 35% of the world's social networking users, with 28% of users in Europe, the Middle East and Africa, 25% in North America, and 12% in the Caribbean and Latin America, according to research firm Datamonitor Plc. We have made significant inroads in obtaining market share in many of the BRIC and N-11 nations. According to Alexa.com, we are ranked within the top 15,000 websites worldwide and within BRIC and N-11 nations we are already within the top 5,000 websites in Egypt (582) Iran (3,024) and Vietnam (1,853), within the top 10,000 websites in Indonesia (5,051) Philippines (8,035) and within the top 20,000 websites in India (13,722) and Mexico (18,702). It is our goal to become a top 100 website within most of the BRIC and N-11 nations within the next year and we plan to pursue more market share to expand global reach by launching localized language-specific content-specific versions of our website in each of the BRIC Countries and the N-11.

Industry Background

Online Social Networking. Online social networking is rapidly growing and evolving to include a broad spectrum of Web sites and online services. From a category that attracted a relatively small number of users a few years ago, during June 2007, social networking Web sites attracted approximately 464.4 million unique visitors worldwide and an average of 155.4 million daily visitors according to comScore MediaMetrix, an Internet industry research company.

The Internet has helped bridge boundaries as a new communications platform. Email was an early means by which people communicated on the Internet. However, email by itself does not help people find others with common interests or backgrounds. Online social networking Web sites were developed to facilitate the social interaction of large numbers of individuals and are becoming increasingly popular for socializing with friends, family and colleagues. Widespread adoption of broadband Internet access, digital photography and online video has also served as a catalyst for growth in online social networking, facilitating the sharing of content over the Internet.

People have a fundamental drive to connect with others, be part of a community, express themselves and maintain personal relationships. Core, life-long relationships are often based on enduring affiliations related to shared experiences such as family, school or workplace. People seek to foster these relationships as well as other meaningful affiliations, such as those based on common interests, hobbies and trends. Social networking Web sites fulfill a number of different needs, allowing users to find and connect with individuals from their past and interact with new people based on shared interests, goals or other criteria. Many social networking Web sites and services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many advertisers, recognizing that consumers spend an increasing amount of time online, view social networking Web sites as an attractive marketing medium for their products and services. According to eMarketer, an independent Internet industry research firm, advertising spending on social networking Web sites is expected to increase more than 600%, from $350 million in 2006 to $2.5 billion in 2011 in the United States.

Online Direct Marketing. The Internet is a growing channel for advertisers and for consumers to find and purchase goods and services. According to IDC, a market research firm in the information technology industry, total advertising spending on the Internet is expected to almost double, from $16.9 billion in 2006 to $31.4 billion in 2011. In addition, more consumers are shopping online for goods and services. According to an April 2007 report by IDC, the number of unique buyers in the United States using the Internet to purchase goods or services is expected to grow from approximately 113.7 million in 2006 to approximately 170.0 million in 2010. As a result of this growth, advertisers are seeking effective ways to target and reach online consumers.

Online direct marketing enables advertisers to target consumers in ways that are generally impractical with traditional direct marketing channels. Online marketing programs often have the ability to segment members based on personal interests, purchasing behavior and demographic profiles in order to create highly targeted advertising campaigns, thereby optimizing value to the advertiser. Online marketing services use points as an incentive for members to update their personal interest profile, helping advertisers reach consumers interested in purchasing their products and services. Online marketing services can also easily measure click-through rates on display advertising and response rates to email offers, providing rapid feedback for advertisers that can be used to identify potential customers and create new targeted offers.

The online advertising market in the US is expected to grow at a compounded annual growth rate (CAGR) of 9.6% from $21.7 billion in 2007 to $31.3 billion by 20111  Sources: ZenithOptimedia, Jupiter, eMarketer, IDC, VOIS, Inc. estimates. Likewise, the global online market is expected to grow at a CAGR of 14.7% from $31.3 billion to $54.0 billion in the same time frame. This growth is lower than the growth experienced from 2003 to 2006, which grew at a CAGR above 30% for both US and global markets. On the other hand, the Social Networking advertising market is expected to grow three times faster, at a CAGR of 32% for the US, from $0.865 billion in 2007 to $2.6 billion by 20112  Sources: eMarketer, VOIS, Inc. estimates. The Global Social Networking advertising market is also expected to grow at a CAGR of 32%, from $1.2 billion to $3.4 billion in the same time frame3  Sources: IBIS.

Our Strategy

Our objective is to advance our position in online social networking and online marketing. Key elements of our business strategy include the following:

• Enhance member experience and engagement on our Web site. We intend to continue to increase and improve our service offerings through our social networking and marketing platforms. We intend to enhance the functionality of our social networking services to provide our members with an easier and more entertaining way to interact and share a wider variety of content, such as video emails and enhanced profile functionality. We also intend to leverage third-party content from various eras, such as relevant sports, celebrity and other content. We plan to add features designed to provide our members with a more personalized experience.

• Expand our membership base. We plan to continue to increase consumer awareness of our brands and build upon our market leadership position in order to expand our membership base. We intend to improve the registration process on of our Web site, with the goal of making them more user-friendly and effective. In addition to continuing to market our services through our historical online channels, we intend to evaluate and implement, a variety of marketing techniques, including co-registrations, referral programs and search engine optimization techniques, to generate new members, all with the goal of decreasing our member acquisition costs.

• Increase monetization of our Web site. We intend to increase advertising revenues by enhancing the value of our services to our members as well as to advertisers. We believe our strategy of enhancing member experience and engagement on our social networking Web sites will increase the frequency of visits and the time spent on our Web site, resulting in both increased advertising inventory and targeting opportunities. We intend to capitalize on this opportunity and increase our advertising revenues by working with brand advertisers seeking to reach relevant online consumers. We intend to develop additional sophisticated methods for designing advertising campaigns for our loyalty marketing members that are specifically tailored to an individual's personal interests, purchasing behavior and demographic profile.

1 Sources: ZenithOptimedia, Jupiter, eMarketer, IDC, VOIS, Inc. estimates

2 Sources: eMarketer, VOIS, Inc. estimates

3 Sources: IBIS

• Pursue strategic acquisitions and international expansion opportunities. We intend to actively identify and assess a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, and we plan to continue to evaluate opportunities to expand internationally. We intend to actively identify and assess a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, expand our geographic reach or that complement our existing businesses. We plan to continue to evaluate opportunities to expand internationally. We believe that the fundamental consumer value propositions of our services are also applicable to a number of territories outside the United States, many of which are underdeveloped in terms of online social networking services and online loyalty marketing services.

Our Services

On the VOIS social networking Web site, we enable users to locate and interact with acquaintances. The membership base and the extensive user generated content posted on VOIS’ Web site assists the company in acquiring new members. This valuable content also brings existing members back to the VOIS sites, with a significant number of our members visiting our Web site on a recurring basis.

Basic membership is free and provides members with access to a number of interactive features. Visitors to Vois can become free members by completing the registration process and providing their name, age, and a valid, confirmed email address. In addition, members can elect to provide information about their personal interests and can post photos.

Free members have free access to the following features:

• Search. Members can use our search feature to locate individuals within communities of interest and to browse our member database.

• Post profile information. Members can post information about themselves, including personal profiles, biography information, photos, affiliations and answers to our multiple choice questions about life, love, family and hobbies.

• View editorial content. Members can view other members' posted information, including personal profiles, biography information, photo albums, affiliations and Q&As.

• Internal Email. Members have the ability to send emails through our Web site to other Vois members and respond to email messages received.

• Read message boards. Members have access to, and can read messages posted on, our interest group messages boards encompassing a range of topics.

VOIS has developed advertising products consisting of banner, button, and text-link advertisements that appear on pages within VOIS. The home page is the most valuable, while the member pages allow the advertiser to target its messages based on member profiles.

We intend to augment our existing services with the addition of the following services:

• Media Services. To allow advertisers to directly market their products or services to members through a variety of media services, including email, newsletters, exclusive member offers and Web site placements.

• Market Research and Online Surveys. We may deliver market research surveys, on behalf of market research companies, to a targeted audience. We believe that our member base provides a strong likelihood that the desired number of qualified survey applicants will be available.

We currently operate with a small staff in Boca Raton, Florida and outsource as much as possible to third parties, including our development team in India and our hosting partner in San Antonio, Texas. We direct and manage our product development and maintenance internally, while our outsourced team provides creative, Web site development, maintenance and hosting services.

We believe that reliable customer service and support are important to retaining members. We continually monitor the quality of our customer service operations and seek feedback from members in order to improve these services. We offer a variety of online self-help customer service tools on our social networking Web site, including advice, tips, an internal search engine, step-by-step solutions and answers to frequently asked questions. In addition, our members may directly submit a query or customer service request via email through the Web site. Our technology systems are designed for the efficient processing of customer requests, and we generate automated emails to all online questions submitted by our members.

In order to continue to implement our social networking business, subject to our financial resources, we need to develop and implement functional areas within our company to include the following key areas:

• Product Development, which area is intended to be responsible for defining the overall direction of the product based upon input from senior management in all disciplines within our company along with market research data that may include focus groups.

• Application Development, which area is intended to be responsible for developing and implementing a software configuration management strategy, including creation of source code, test planning and execution, and final production.

• Technology Infrastructure, which area is intended to be responsible for defining and utilizing software development languages, the third party applications, database technology, hardware and network architecture and product security.

• Marketing, which area is intended to be responsible for various initiatives including: product marketing, partner or cooperative marketing, member acquisition, member retention, branding, public relations and advertising in both online and offline formats.

• Business Development, which area is intended to be responsible for creating shareholder value through growing revenue and membership, creating new businesses and revenue streams, constantly challenging and changing traditional business initiatives to stay ahead of the evolving industry and embracing competitor partnering while preempting competitor strikes.

• Corporate Development, which area is intended to be responsible for identifying, negotiating and implementing new business opportunities, strategic initiatives and potential acquisitions

• Administration, which area is intended to be responsible for all company support areas such as finance and accounting, business support technology, legal, human resources and other applicable support functions.

Marketing

We are targeting the most affluent age demographic. According to an October 2006 analysis by comScore Media Metrix, more than half of U.S. visitors to select major social networking sites are now 35 and older. This analysis contradicted the widely-held perception of social networking sites, such as MySpace.com, as interchangeable parts of a youth-oriented phenomenon. Accordingly, comScore Media Metrix’s found that more than 51% of MySpace.com visitors are over 35, with the largest percentage of visitors to MySpace.com (40.6%) being between the ages of 35 and 54.

To take advantage of opportunities presented by the online social network market, VOIS’ marketing plan is designed to maximize revenues and minimize marketing expenses. The company understands that to be successful, it needs to maximize its exposure in the global online community as well as with major fortune 1,000 companies. VOIS’ marketing plan is based on the strategy to become a recognized leader in the 25 to 50 age online social network participants, with competitive products and value added services. Our marketing efforts for our social networking services are focused primarily on attracting new members worldwide. Our primary channel for acquiring free members is online advertising. We attempt to vary our marketing resources to take advantage of changes in the online market, increasing our spending when the cost to acquire a new member is lower. This strategy can cause our advertising expenses to vary significantly from period to period. We also engage in a variety of other marketing activities to build our brands as well as to acquire new free accounts, including online search initiatives, sponsorships and, from time to time, radio, television and print advertising.

Our marketing plan is based on the following key components:

•	marketing via online ads,

•	a comprehensive public relations campaign, and

•	other marketing initiatives, including overseas markets where costs are lower.

In addition, we are evaluating a number of methods to enhance the network effect of our services to encourage members to invite friends and family to join the VOIS network. We intend to continue to evaluate and engage in a variety of marketing channels to cost effectively acquire new members and promote our brands.

Competition

Our market is rapidly evolving to respond to growing consumer demand for compelling social networking services and functionality. As our market continues to evolve, we believe that demand will be met by a number of large social networking companies. We believe the factors that drive long term success are the ability to build a large and active user base and the ability to monetize that user base through subscriptions or advertising. By far, the largest and most dominant site is MySpace.com, followed by Facebook.com, Bebo.com, Orkut.com and Friendster.com. MySpace is the top social networking site, with nearly 80% of visits as of April 2007, according to Hitwise. Facebook is the 10th most visited Web site and the second most visited social Web site in the world, according to Alexa Internet and Hitwise respectively. We also compete with a wide variety of Web sites that provide users with alternative networks and ways of locating and interacting with acquaintances from various affiliations, including Web portals such as Yahoo!, MSN and AOL, and online services designed to locate individuals such as White Pages and US Search. Most of our competitors are well-established networks and have substantially greater financial resources than we have. There are no assurances we will ever effectively compete in our target market.

Intellectual property

We regard our domain names, trademarks, trade secrets and similar intellectual property as valuable to our business, and will rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, partners and others to protect our proprietary rights. In February 2007, we applied for federal registration of the mark “VOIS” as our trademark, however, completion of our application for this trademark may not be successful.

In addition to www.vois.com, we own multiple domain names that we may or may not operate in the future. However, as with phone numbers, we do not have and cannot acquire any property rights in an Internet address. The regulation of domain names in the United States and in other countries is also subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not be able to maintain our domain names or obtain comparable domain names, which could harm our business.

There can be no assurance that the steps taken by us will be adequate to prevent misappropriation or infringement of our proprietary property.

Government Regulation

There are currently few laws or regulations that specifically regulate commerce on the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, defamation, taxation and personal privacy are applicable to the Internet. The application of existing laws, the adoption of new laws and regulations in the future, or increased regulatory scrutiny with respect to issues such as user privacy, pricing, taxation and the characteristics and quality of products and services, could create uncertainty in the Internet marketplace.

The CAN-SPAM Act of 2003, a federal law that impacts the way certain commercial E-mails are sent over the Internet, took effect January 1, 2004 and preempted most state commercial E-mail laws. Penalties for failure to comply with the CAN-SPAM Act include significant fines, forfeiture of property and imprisonment.

The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Any failure on our part to comply with these regulations may subject us to additional liabilities.

Network neutrality is the principle that Internet users should be in control of what content they view and what applications they use on the Internet. The Internet has operated according to this neutrality principle since its earliest days. Net neutrality is now being actively being considered by the United States Congress. Our proposed business operations could be materially impacted by legislation that does not safeguard net neutrality as it has been in effect, and our costs of operation could increase substantially in an environment where net neutrality was not required to be observed by telecommunications carriers in their pricing.

In our business activities as a social commerce network, the Internal Revenue Service may take the position that we are a “broker” and required to report users’ sales to the IRS, if a certain sales volume is surpassed. A requirement such as this could have adversely affected the growth of e-commerce in our network and have an adverse impact on our members and on our business.

The application of indirect taxes, such as sales and use tax, value-added tax (VAT), goods and services tax, business tax, and gross receipt tax, to e-commerce businesses and to our potential users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how existing statutes apply to the Internet or electronic commerce or communications conducted over the Internet. In addition, some jurisdictions have implemented or may implement laws specifically addressing the Internet or some aspect of electronic commerce or communications on the Internet. The application of existing, new, or future laws could have adverse effects on our business.

Several proposals have been made at the federal, state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could diminish our opportunity to derive financial benefit from our activities. The federal government’s moratorium on states and other local authorities imposing access or discriminatory taxes on the Internet is scheduled to expire in November 2007. This moratorium does not prohibit federal, state, or local authorities from collecting taxes on our income or from collecting taxes that are due under existing tax rules.

Our History

We were incorporated in the State of Delaware on May 19, 2000 initially under the name Medical Records by Net, Inc. In October 2000, we changed our name to Lifelink Online, Inc., in January 2001, we changed our name to MedStrong Corporation and in March 2001 the company name was changed to MedStrong International Corporation.

In February 2007, we acquired various assets from Vois Networking, Inc., a privately-held Florida corporation controlled by two of our directors and officers, Messrs. Gary Schultheis and Herbert Tabin, including furniture, fixtures and equipment as well as intangible assets comprised of several Web site domain names (URLs), Web site and software development and applicable contracts relating thereto, for a total purchase price of $24,044. In March 2007, the company’s name was changed to VOIS Inc.

Employees

As of October 30, 2007, we have three full-time employees, including our executive officers, and one part-time employee.

Change in Fiscal Year

In September 2007 we changed our fiscal year end from December 31 to September 30.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

WE HAVE ONLY A LIMITED OPERATING HISTORY, HAVE NOT OPERATED PROFITABLY SINCE INCEPTION AND THERE ARE NO ASSURANCES WE WILL EVER GENERATE REVENUES OR PROFITS.

Our operations have never been profitable, and it is expected that we will continue to incur operating losses in the future. In 2006, we generated revenues of $ 0, incurred operating expenses of $269,085 for continuing operations, and a net loss of $225,194. During the first quarter of fiscal 2007 we commenced our current operations. For the six months ended June 30, 2007we reported revenues of $2,497 and a net loss of $3,263,068. During the six months ended June 30, 2007, cash used in operations was approximately $310,646.At June 30, 2007 we had a working capital deficit of $1,548,069an accumulated deficit of $7,007,531. There is no assurance that we will be able to implement our business model, generate any meaningful revenues or operate profitably in the future. Our failure to achieve profitable operations in future periods will adversely affect our ability to continue as a going concern. In this event, you could lose all of your investment in our company.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO EXECUTE OUR BUSINESS PLAN AND FUND OUR ONGOING OPERATIONS WILL BE IN JEOPARDY.

Capital is typically needed not only to fund our ongoing operations and to pay our existing obligations, but capital is also necessary for the effective implementation of our business plan. Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses. At June 30, 2007, we had cash on hand of $47,275. We need to raise significant additional capital to fund our ongoing operations, pay our existing obligations and for future growth of our company. We do not have any firm commitments to provide capital and we cannot assure you that additional working capital will be available to us upon terms acceptable to us. If we do not raise funds as needed, our ability to provide for current working capital needs, implement our business model and continue as a going concern is in jeopardy. In this event, you could lose all of your investment in our company.

OUR AUDITORS HAVE RAISED SUBSTANTIAL DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The report of our independent registered public accounting firm on our financial statements at December 31, 2006 and for the year then ended raises substantial doubts about our ability to continue as a going concern based upon our losses since inception, working capital and stockholders' deficiencies. If are unable to raise additional capital as needed, we cannot assure you that we will continue as a going concern.

WE ENGAGE IN A NUMBER OF RELATED PARTY TRANSACTIONS AND OUR BOARD IS NOT CONTROLLED BY INDEPENDENT DIRECTORS.

From time to time we have engaged in a number of material related party transactions with companies owned or controlled by our executive officers and directors, including the purchase of assets which comprise our business, payment of expenses on behalf of these entities and the sale of securities to these entities. These affiliated transactions may from time to time result in a conflict of interest for our management. Because these transactions are not subject to the approval of our stockholders and these executive officers comprise a majority of our Board of Directors, investors in our company are wholly reliant upon the judgment of our management in these related party transactions.

WE HAVE $565,000 PRINCIPAL AMOUNT OF DEBT WHICH WE HAVE NOT REPAID AND WHICH IS IN DEFAULT.

At June 30, 2007 we owed an aggregate of $565,000 plus accrued and unpaid interest to a number of note holders under the terms of promissory notes which were due between March 2004 and August 2005. While none of the notes are secured, each provide for default interest. We are presently past due on all of these obligations and do not have sufficient cash to satisfy these notes. If one or more of the note holders should obtain a judgment against us for the amounts owed, our ability to implement our business strategy and continue our business and operations as presently conducted would be in jeopardy and we could be forced to cease operations.

BECAUSE OUR OPERATING HISTORY IS LIMITED AND THE REVENUE AND INCOME POTENTIAL OF OUR BUSINESS AND MARKETS ARE UNPROVEN, WE CANNOT PREDICT WHETHER WE WILL MEET INTERNAL OR EXTERNAL EXPECTATIONS OF FUTURE PERFORMANCE.

We believe that our future success depends on our ability to develop revenue from our operations, of which we have a very limited history. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with a limited operating history. These risks include our ability to:

•	attract a large audience to our community;

•	increase awareness of our brand and attempt to build member loyalty;

•	attract advertisers and marketers;

•	maintain and develop new, strategic relationships;

•	derive revenue from our members from premium based services;

•	respond effectively to competitive pressures and address the effects of strategic relationships or corporate combinations among our competitors; and

•	attract and retain qualified management and employees.

Our future success and our ability to generate revenues depends on our ability to successfully deal with these risks, expenses and difficulties. Our management has no experience in operating a company such as ours. There are no assurances we will be able to successfully overcome any of these risks.

WE INTEND TO RELY ON INTERACTIVE MARKETING SALES AS A SIGNIFICANT PART OF OUR FUTURE REVENUE. THE ONLINE ADVERTISING MARKET IS SUBJECT TO MANY UNCERTAINTIES AND WE MAY NEVER GENERATE ANY SIGNIFICANT REVENUES FROM INTERACTIVE MARKETING SALES.

Our business model relies on significant revenues from the sale of interactive marketing inventory on our network. The growth of online interactive advertising and marketing is subject to many uncertainties. Our ability to generate interactive marketing and advertising revenue will depend on a number of factors, many of which are beyond our control, including but not limited to:

•	the development and retention of a large base of users possessing demographic characteristics attractive to advertisers and marketers;

•	the attractiveness of our interactive marketing offerings to prospective advertisers and marketers;

•	increased competition and potential downward pressure on online advertising prices and limitations on interactive marketing inventory;

•	the development of independent and reliable means of verifying levels of online interactive marketing and traffic; and

•	the effectiveness of our advertising delivery, tracking and reporting systems.

Our growth in interactive marketing revenues, to a certain extent, will also depend on our ability to continually increase the advertising space on our network. Further, the increasing usage of interactive marketing blocking software may result in a decrease of our potential interactive marketing revenues as the advertisers and marketers may choose not to advertise on our social commerce network if such blocking software is widely used. Finally, advertising spending is subject to many uncertainties and has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. If we are unable to generate significant revenues from the sale of interactive marketing, our business model may not succeed.

WE COULD BE SUBJECTED TO CLAIMS AND INCUR COMPLIANCE COSTS RELATED TO IMPROPER CONDUCT BY USERS.

We plan to operate websites that facilitate social interaction among users, which can facilitate unlawful behavior by these users. The terms of use of our websites will prohibit a broad range of unlawful or undesirable conduct. Nevertheless, although we intend to put in place a variety of measures to enforce these terms of use, the nature of online social interaction poses enforcement challenges. We may be unable to block access in all instances to users who are determined to gain access to our sites for improper motives. Although we do not believe that current law subjects us to liability for the activities of such users, this area of law is unsettled. Claims may be threatened or brought against us using various legal theories based on the nature and content of information that may be posted online or generated by our users. Investigating and defending any of these types of claims could be expensive, even to the extent that the claims do not ultimately result in liability.

OUR COMMON STOCK AND CERTAIN OF OUR WARRANTS ARE CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN THE SECURITIES IS LIMITED AND TRADING IN THESE SECURITIES IS, OR COULD BE SUBJECT TO THE PENNY STOCK RULES.

Currently, our common stock and certain of our warrants are quoted on the OTC Bulletin Board. The market for these securities is extremely limited and there are no assurances an active market for either security will ever develop. In addition, while the trading price of our common stock presently exceeds $5.00 per share, the trading price of our warrants is below $5.00 per share. Securities which trade at less than $5.00 per share are considered a "penny stock," and subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements would severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

OUR SECURITIES COULD BE REMOVED FROM QUOTATION ON THE OTCBB IF WE FAIL TO TIMELY FILE OUR ANNUAL OR QUARTERLY REPORTS. IF OUR COMMON STOCK WAS NO LONGER ELIGIBLE FOR QUOTATION ON THE OTCBB, THE LIQUIDITY OF OUR STOCK MAY BE FURTHER ADVERSELY IMPACTED.

Under the rules of the Securities and Exchange Commission we are required to file our quarterly reports within 45 days from the end of the fiscal quarter and our annual report within 90 days from the end of our fiscal year. Under rules adopted by the Financial Industry Regulatory Authority (FINRA) in 2005 which is informally known as the "Three Strikes Rule", a broker-dealer is prohibited from quoting securities of an OTCBB issuer such as our company if the issuer either fails to timely file these reports or is otherwise delinquent in the filing requirements three times in the prior two year period or if the issuer's common stock has been removed from quotation on the OTCBB twice in that two year period. If we were to fail to file to timely file our reports our stock would be removed from quotation on the OTCBB and would in all likelihood then be quoted on the Pink Sheets Electronic Quotation Service. The Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTCBB or a stock exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTCBB or an exchange. If our common stock were to be quoted on the Pink Sheets, it is possible that even fewer brokers or dealers would be interested in making a market in our common stock which would further adversely impact its liquidity.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the Securities and Exchange Commission adopted rules requiring small business issuers, such as our company, to include a report of management on the company’s internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007. Presently, we will become subject to compliance with SOX 404 for our fiscal year ending September 30, 2008. In addition, for our fiscal year ending September 30, 2009 the independent registered public accounting firm auditing our financial statements must also attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. We expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404 and do not presently have sufficient resources to funds these costs. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporations Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

In addition, our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to increase our revenues, develop our brands, implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described in connection with any forward-looking statements that may be made in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

2002 STOCK OPTION PLAN, AS AMENDED

The purpose of the Plan is to enable our company to attract and retain employees and consultants and provide them with the long-term financial incentives to enhance our performance. The effective date of the Plan was August 9, 2002 and the maximum number of shares which could be initially issued over the term of the Plan was 1,000,000 shares. The Plan was amended on August 12, 2003 to increase the number of shares available for issuance thereunder to 3,000,000 shares. The Plan will terminate on August 8, 2012, unless earlier terminated by our Board of Directors. No award will be granted after the date the Plan terminates.

The stock rights granted under the Plan shall be authorized but unissued shares of our common stock, par value $0.001 per share, or shares of common stock reacquired by us in any manner. The aggregate number of shares which may be issued pursuant to the Plan is subject to the terms of the Plan. If any stock rights granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the shares of common stock subject to such stock rights shall again be available for grants of stock rights under the Plan. The cash proceeds to be received by us in connection with stock rights granted under the Plan are expected to be used for general corporate purposes. As of October 31, 2007, options and stock rights covering an aggregate of 435,000 shares of our common stock have been granted and 2,565,000 shares remain available for issuance under the Plan. At October 31, 2007 we have outstanding options to purchase an aggregate of 435,000 shares of our common stock with an exercise price of $5.25 per share.

The Plan authorizes the grant of:

•	options which qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code");

•	options which do not qualify as ISOs ("Non-Qualified Options");

•	awards of our common stock; and

•	rights to make direct purchases of our common stock which may be subject to certain restrictions.

Both ISOs and Non-Qualified Options are referred collectively as "options." Options, awards and authorizations to make purchases are referred to collectively as "stock rights."

The Plan is administered by a Compensation Committee of the Board of Directors, or, if no committee has been established, by the Board of Directors. The Compensation Committee has the authority to determine:

•	to whom stock rights shall be granted, subject to the terms of the Plan;

•	the time or times at which options or awards shall be granted or purchases made;

•	the purchase price of shares subject to each option or purchase;

•	whether each option granted shall be an ISO or a Non-Qualified Option;

•	the time or times when each option shall become exercisable and the duration of the exercise period;

•	to extend the period during which outstanding options may be exercised;

•	whether restrictions are to be imposed on shares subject to options, awards and purchases and the nature of such restrictions, and

•	to interpret the Plan and prescribe and rescind rules and regulations relating to it.

The exercise price per share for each Non-Qualified Option granted, and the purchase price per share of stock granted in any award or authorized as a purchase, cannot be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which we or our successors in interest may be organized. The exercise price per share for each ISO granted cannot be less than the fair market value per share of common stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of our company, the price per share cannot be less than 110% of the fair market value per share of common stock on the date of grant.

Subject to earlier termination, each option shall expire on the date specified by the Compensation Committee, but not more than 10 years from the date of grant in the case of options generally and five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock. Unless otherwise specified in the agreements relating to such ISOs, if an ISO optionee ceases to be employed by us other than by reason of death, disability, voluntary termination or a breach of his or her employment agreement, no further of his or her ISOs will become exercisable, and his or her ISOs shall terminate on the earlier of 90 days after the date of termination of his or her employment, or their specified expiration dates. Employment will be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. ISOs granted under the Plan will not be affected by a change of employment within or among our company and our subsidiaries.

Stock rights granted to members of the Board of Directors will be identical to those granted to other eligible persons. Members of the Board of Directors who either are eligible to receive grants of stock rights pursuant to the Plan or have been granted stock rights may vote on any matters affecting the administration of the Plan or the grant of any stock rights pursuant to the Plan, except that no such member can act upon the granting to himself or herself. The shares of common stock which a recipient of an authorization to make a purchase may be subject to specified restrictions, to be determined by the Committee, and may include the requirement of continued employment with our company or a subsidiary or achievement of certain performance objectives, among other conditions. Awards of the common stock may be made to a recipient as a bonus or as additional compensation, as determined by the Compensation Committee.

An option may be exercised for cash or by check, or, at the discretion of the Committee, through delivery of:

•	shares of common stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option,

•	the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code,

•
the delivery of an assignment to us of a sufficient amount of the proceeds from the sale of the common stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to us, which sale shall be at the participant's direction at the time of exercise, or

•	by any combination of the above.

The holder of an option does not have the rights of a shareholder with respect to the shares covered by such option until the date of issuance of a stock certificate to such holder for such shares.

No stock rights granted under the Plan are assignable or transferable by the grantee except by will, by the laws of descent and distribution or, in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Notwithstanding the foregoing, during the lifetime of a grantee each stock right granted under the Plan are exercisable only by such grantee.

Our Board of Directors may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions:

•	the total number of shares that may be issued under the Plan may not be increased except in the event of stock splits or similar transactions;

•	the benefits accruing to participants under the Plan may not be materially increased;

•	the requirements as to eligibility for participation in the Plan may not be materially modified;

•	the provisions the Plan regarding eligibility for grants of ISOs may not be modified;

•	the provisions of the Plan regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified except by adjustment pursuant to the Plan;

•	the expiration date of the Plan may not be extended; and

•	the Board of Directors may not take any action which would cause the Plan to fail to comply with Rule 16b-3 of the Securities Exchange Act of 1934.

Certain Federal Income Tax Consequence Associated with the Plan.

The rules governing the tax treatment of the stock rights are quite technical. Therefore, the description of the Federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. options granted under the Plan are intended to qualify as performance based compensation to the extent required under proposed Treasury Regulation Section 1.162-27.

The recipient recognizes no taxable gain or loss when an ISO is granted or exercised, although upon exercise the spread between the fair market value and the exercise price generally is an item of tax preference for purposes of the recipient's alternative minimum tax. If the shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the recipient recognizes any gain or loss realized upon such sale as long-term capital gain or loss and we are not entitled to a deduction. If the shares are not held for the Holding Periods, the gain is ordinary income to the recipient to the extent of the difference between the exercise price and the fair market value of the shares of common stock on the date the option is exercised and any excess is capital gain. Also, in such circumstances, we receive a deduction equal to the amount of any ordinary income recognized by the recipient.

The recipient recognizes no taxable income and we receive no deduction when a Non-Qualified Option is granted. Upon exercise of a Non-Qualified Option, the recipient recognizes ordinary income and we receive a deduction equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The recipient recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares of common stock disposed of or sold.

A recipient granted an authorization to make a purchase of restricted shares is not required to include the value of the shares of common stock he or she is entitled to purchase in income until the first time such recipient's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under the Code Section 83(b) to be taxed on the receipt of the shares. In either case, the amount of such ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares. We receive a deduction, in the amount of the ordinary income recognized by the participant, for our taxable year in which the participant recognizes such income.

SELLING SECURITY HOLDERS

At October 31, 2007 there were 5,448,686 shares of our common stock issued and outstanding. The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws. These persons will be members of our Board of Directors and/or officers of our company. Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated selling security holder,

•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

•	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and

•	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the Plan and are deemed affiliates, may effect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned	% owned before offering	Shares to be offered	Shares to be owned after offering	% owned after offering

Gary Schultheis [1]	1,733,333	29.1%	100,000	1,633,333	27.9%
Herbert Tabin [2]	1,700,000	28.6%	100,000	1,600,000	27.4%
Robert M. Cohen [3]	259,951	4.6%	100,000	159,751	2.8%

*	represents less than 1%

•	1,200,000 shares owned by Mountain View Capital Partners, Inc., a company owned by Mr. Schultheis, over which he has voting and dispositive control,

•	33,333 shares held by Trackside Brothers LLP which represents Mr. Schultheis' ownership in that entity (33.33%) which owns an aggregate of 100,000 shares of our common stock, and

•	500,000 shares of our common stock underlying Non-Qualified Options with exercise prices ranging from $2.50 to $5.25 per share.

1 Mr. Schultheis is a member of our Board of Directors and our Chairman, CEO and President. The number of shares beneficially owned by Mr. Schultheis includes:

2 Mr. Tabin is a member of our Board of Directors, Secretary of our company and our Senior Vice President of Corporate Development . The number of shares beneficially owned by Mr. Tabin includes 1,200,000 shares of common stock held of record by Silver Lake Capital Partners, Inc., a company owned by Mr. Tabin and over which he holds voting and dispositive control, together with Non-Qualified Options to purchase 490,000 shares of our common stock with exercise prices ranging from $2.50 to $5.25 per share. The number of shares offered includes 10,000 shares which are currently outstanding and 90,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $5.25 per share granted under the Plan.

3 Mr. Cohen is a member of our Board of Directors. The number of shares beneficially owned by him includes 9,751 shares underling common stock purchase warrants with an exercise price of $30.00 per share and 350,000 shares of our common stock underlying Non-Qualified Options with exercise prices ranging from $2.50 to$5.25 per share. The number of shares offered includes 100,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $5.25 per share granted under the Plan.

The number of shares beneficially owned by Mr. Schultheis excludes the remaining 66,667 shares held by Trackside Brothers LLP together with 1,200,000 shares owned by Carrera Capital Management, Inc. and 1,200,000 shares owned by JAB Interactive LLC. In October 2007 VOIS Partners LLC entered into agreements with each of these entities to purchase those shares, the closings of which are subject to certain conditions precedent. Mr. Schultheis is the managing member of VOIS Partners LLC and he has voting and dispositive control over securities held by VOIS Partners LLC.

The number of shares offered includes 100,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $5.25 per share granted under the Plan.

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

• through the Pink Sheets, on the OTC Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed or quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

• in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

• through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of October 31, 2007, there are 5,448,686 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Transfer agent

Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, and its telephone number is 800-937-5449.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP. This firm is the owner of options to purchase 30,000 shares of our common stock at an exercise price of $5.25 per share, the resale of which is covered by this prospectus.

EXPERTS

Our financial statements as of and for the years ended December 31, 2006 and 2005 included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 as previously filed with the Securities and Exchange Commission have been audited by Raich Ende Malter & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the registration statement. All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006,

•	Quarterly Report on Form 10-QSB for the three months ended March 31, 2007,

•	Current Report on Form 8-K as filed on June 4, 2007,

•	Quarterly Report on Form 10-QSB for the six months ended June 30, 2007,

•	Current Report on Form 8-K as filed on September 25, 2007,

•	Current Report on Form 8-K/A as filed on September 28, 2007,

•	Current Report on Form 8-K as filed on October 25, 2007, and

•	Current Report on Form 8-K as filed on November 1, 2007.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Item 4.  Description of Securities

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director's duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

5.1	Opinion of Schneider Weinberger & Beilly LLP *

10.1	2002 Stock Option Plan (1)

10.2	Amendment No. 1 to 2002 Stock Option Plan (2)

23.1	Consent of Raich Ende Malter & Co. LLP *

23.2	Consent of Schneider Weinberger & Beilly LLP (contained in such firm's opinion filed as Exhibit 5.1) *

* filed herewith

(1) Incorporated by reference to the definitive proxy on Schedule 14A as filed with the Securities and Exchange Commission on July 10, 2002.

(2) Incorporated by reference to the definitive proxy on Schedule 14A as filed with the Securities and Exchange Commission on July 11, 2003.

Item 9.  Undertakings

The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on November 7, 2007.

VOIS INC.

By:	/s/ Gary Schultheis
Gary Schultheis, President, CEO, Principal executive officer and principal accounting and financial officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Gary Schultheis	President, CEO and director,	November 7, 2007
Gary Schultheis	principal executive officer and principal accounting and financial officer

/s/ Herbert Tabin	Senior Vice President of Corporate	November 7, 2007
Herbert Tabin	Development, Secretary, director

/s/ Robert M. Cohen	Director	November 7, 2007
Robert M. Cohen